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                             SCHOLASTIC BRANDS, INC.

                         CERTIFICATE OF DESIGNATIONS OF
               SERIES B PREFERRED STOCK SETTING FORTH THE POWERS,
                PREFERENCES, RIGHTS, QUALIFICATIONS, LIMITATIONS
                    AND RESTRICTIONS OF SUCH PREFERRED STOCK

      Pursuant to Section 151 of the Delaware General Corporation Law, the undersigned DOES HEREBY CERTIFY that the Board of Directors of Scholastic Brands, Inc., a Delaware corporation (the "Corporation"), duly adopted the following resolution on December 10, 1996, with the preferences and rights set forth therein having been fixed by the Board of Directors pursuant to Article 4 of the Corporation's Certificate of Incorporation, as amended, and that such resolution has not been modified and is in full force and effect:

      RESOLVED that, pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation"), a series of preferred stock of the Corporation is hereby created and that the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof, are as follows:

Section 1. Designation, Number and Ranking.

      (a) The shares of such series shall be designated as "Series B Preferred Stock" (the "Series B Preferred Stock"). The number of shares constituting the Series B Preferred Stock shall be 375,000.

      (b) The Series B Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution or winding up, rank junior to the Series A Preferred Stock, par value $.01 per share, of the Corporation ("Series A Preferred Stock") and shall rank senior to the Common Stock, par value $.01 per share, of the Corporation ("Common Stock").

Section 2. Dividends.

      No dividends shall accrue on the Series B Preferred Stock. Dividends on the Series B Preferred Stock shall be payable only when, as and if declared by the Board of Directors out of funds of the Corporation legally available therefor.

Section 3. Voting Rights.

      In addition to any voting rights required by law, the holders of shares of Series B Preferred Stock shall have the following voting rights:

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      (a) Except as otherwise required by applicable law or by the provisions of paragraph (b) of this Section 3, each share of Series B Preferred Stock shall entitle the holder thereof to one vote, in person or by proxy, at any annual or special meeting of stockholders, on all matters presented to holders of Common Stock generally, voting together as a single class with the holders of the Common Stock.

      (b) Unless the consent or approval of a greater number of shares shall then be required by law, the affirmative vote of the holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting separately as a single class, in person or by proxy, at an annual or special meeting of stockholders called for that purpose (or by written consent), shall be necessary to (i) amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation so as to affect adversely any of the preferences, rights, powers or privileges of the Series B Preferred Stock or the holders thereof, and (ii) effect the consolidation or merger of the Corporation with or into any other person or the sale or other distribution to another person of all or substantially all of the assets of the Corporation, in either case so as to affect adversely any of the preferences, rights, powers or privileges of the Series B Preferred Stock or the holders thereof.

Section 4. Certain Restrictions.

      So long as any share of Series B Preferred Stock shall be issued and outstanding, the Corporation shall not declare, pay or set aside for payment, any dividends on, or make any other distributions with respect to, any shares of Common Stock or other shares of capital stock of the Corporation ranking junior to the Series B Preferred Stock with respect to the payment of dividends or upon liquidation, dissolution or winding up, other than dividends payable in Common Stock or in another stock ranking junior to the Series B Preferred Stock as to dividend rights and rights on liquidation, dissolution and winding up.

Section 5. Redemption.

      The Corporation shall not have the right to redeem any shares of Series B Preferred Stock.

Section 6. Liquidation, Dissolution or Winding Up.

      (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of the Series A Preferred Stock and any other class of stock of the Corporation ranking senior to the Series B Preferred Stock upon liquidation, dissolution or winding-up (such stock


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being referred to herein as "Senior Stock") in respect of such stock, but before any payment shall be made to the holders of Common Stock or other capital stock of the Corporation ranking junior to the Series B Preferred Stock upon liquidation, dissolution or winding up (such stock being referred to herein as "Junior Stock"), an amount equal to $100 per share, plus all accrued and unpaid dividends thereon, if any. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for the distribution to its stockholders after payment in full of amounts required to be paid or distributed to holders of Senior Stock shall be insufficient to pay the holders of shares of Series B Preferred Stock and the holders of shares of capital stock of the Corporation ranking on a parity with the Series B Preferred Stock upon liquidation, dissolution or winding up (such stock being referred to herein as "Parity Stock") the full amount to which they shall be entitled, the holders of shares of Series B Preferred Stock and shares of Parity Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

      (b) Neither the consolidation or merger of the Corporation with or into any other person nor the sale or other distribution to another person of all or substantially all the assets of the Corporation, in each case when permitted by
Section 3(b), shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 6.

      IN WITNESS WHEREOF, Scholastic Brands, Inc. has caused this Certificate of Designations to be duly executed by its President on this 12th day of December, 1996.

                                        SCHOLASTIC BRANDS, INC.


                                        By:/s/ David B. Pittaway
                                           ---------------------------------
                                           Name:  David B. Pittaway
                                           Title: President

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